Filed Pursuant to Rule 433
Registration Statement No. 333-181552

THESE COVERED BONDS HAVE NOT BEEN APPROVED OR DISAPPROVED BY CMHC NOR HAS CMHC PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DISCLOSURE DOCUMENT. THESE COVERED BONDS ARE NOT INSURED OR GUARANTEED BY CMHC OR THE GOVERNMENT OF CANADA OR ANY OTHER AGENCY THEREOF.

ROYAL BANK OF CANADA

Issue of USD2,000,000,000 2.00% Covered Bonds Due 2018
under the
USD12,000,000,000
Programme for the Issuance of Covered Bonds
unconditionally and irrevocably guaranteed as to payments by
RBC COVERED BOND GUARANTOR LIMITED PARTNERSHIP

FINAL TERM SHEET
DATED SEPTEMBER 24, 2013

Issuer:	Royal Bank of Canada

Guarantor:	RBC Covered Bond Guarantor Limited Partnership

Expected Ratings1:	Aaa (Stable) / AAA (Stable) / AAA (Stable) / AAA (Stable) (Moody’s / S&P / Fitch / DBRS)

Series Number:	CB13

Principal Amount:	USD 2,000,000,000

Format:	SEC Registered

Trade Date:	September 24, 2013

Settlement Date (T+5)2:	October 1, 2013

Interest Commencement Date:	October 1, 2013

Final Maturity Date:	October 1, 2018

Extended Due for Payment Date:	October 1, 2019

Interest Rate:	2.000% per annum

Re-offer Spread vs. MS:	43 bps

Re-offer Yield:	2.016%

Issue Price:	99.924 per cent of the Principal Amount

Redemption:	Redemption at par together with accrued and unpaid interest

Interest Rate Basis:
2.000% Fixed Rate payable semi-annually in arrears from and including the Interest Commencement Date to but excluding the Final Maturity Date.

1 month USD LIBOR + 51.25 bps per annum Floating Rate payable monthly in arrears and subject to adjustment from and including the Final Maturity Date to but excluding the Extended Due for Payment Date.

Interest Payment Date(s):	April 1 and October 1 in each year (not adjusted) up to and including the Final Maturity Date.

Specified Interest Payment Date(s):	If applicable, after the Final Maturity Date, each Specified Interest Payment Date will be the 1st day of each month.

Day Count Fraction3:	30 / 360

Payment Convention4:	Following Business Day Convention, unadjusted

Business Day(s):	New York, Toronto

Listing:	None

Minimum Denominations/Multiples:	Minimum denominations of USD1,000 and integral multiples of USD1,000 in excess thereof

Optional Redemption:	None

Form of Covered Bond:	DTC

CUSIP / ISIN:	78011DAF1 / US78011DAF15

Joint Lead Managers:	RBC Capital Markets, LLC Barclays Capital Inc. Citigroup Global Markets Inc.

Co-managers:
ANZ Securities, Inc.
CIBC World Markets Corp.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
nabSecurities, LLC
National Bank of Canada Financial Inc.
Santander Investment Securities Inc.
SG Americas Securities, LLC
Standard Chartered Bank
SunTrust Robinson Humphrey, Inc.
TD Securities (USA) LLC
UBS Securities LLC
Wells Fargo Securities, LLC

1	A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.

2
Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Covered Bonds on the pricing date or the next succeeding business day will be required, by virtue of the fact that the Covered Bonds initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

3	If applicable, after the Final Maturity Date, the Day Count Fraction will be Actual / 360.

4	If applicable, after the Final Maturity Date, the Payment Convention will be Modified Following Business Day Convention (adjusted).

The Issuer and Guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer and Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, the Issuer, the Guarantor, or any underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling RBC Capital Markets, LLC toll-free at 1-866-375-6829 or by emailing syndicateops@rbccm, by calling Barclays Capital Inc. toll-free at 1-888-603-5847 or by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146.

European Economic Area Legends:

If and to the extent that this announcement is communicated in, or the offer of the Covered Bonds to which it relates is made in, any EEA Member State that has implemented the Prospectus Directive (2003/71/EC) (a "Relevant Member State") (and amendments thereto, including Directive 2010/73/EU, to the extent implemented in that Relevant Member State and together with any applicable implementing measures in each Relevant Member State, the "Prospectus Directive"), this announcement and the offer are only addressed to and directed at persons in that Relevant Member State who are qualified investors within the meaning of the Prospectus Directive (or who are other persons to whom the offer may be lawfully addressed) and must not be acted upon by other persons in that Relevant Member State.  A prospectus under the Prospectus Directive is not required for the offer of the Covered Bonds in a Relevant Member State as all offers will be made pursuant to a prospectus exemption under the Prospectus Directive as implemented in that Relevant Member State.

This announcement is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons").  The Covered Bonds are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Covered Bonds will be in engaged in only with, relevant persons.  Any person who is not a relevant person should not act or rely on this document or any of its contents.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded.  Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.